EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2009 Equity Incentive Compensation Plan of our report dated April 6, 2009 with respect to our audits of the consolidated financial statements of Skinny Nutritional Corp. (the “Company”) as of December 31, 2008 and 2007 and for each of the two years in the period ended December 31, 2008 which included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, which is included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

/s/ Connolly, Grady & Cha, P.C.
Connolly, Grady & Cha, P.C.

Philadelphia, PA
August 7, 2009